Exhibit 99.1

MKTG INC To Move to
 OTC Bulletin Board

NEW YORK, NY— June 15, 2010 – MKTG INC (NASDAQ: CMKG), an alternative marketing and media communications agency, today reported that trading in its Common Stock is expected to move from the Nasdaq Capital Market to the OTC Bulletin Board at the opening of trading on June 25, 2010. Withdrawal from Nasdaq will not affect the Company’s continued filing of periodic reports with the Securities and Exchange Commission.

In connection with the move, the Company today notified the Nasdaq Stock Market of its intent to voluntarily delist its Common Stock from Nasdaq, and will file a Form 25 with the Securities and Exchange Commission to effect the delisting. Currently, the Company is not in compliance with Nasdaq’s rules requiring it to maintain a minimum bid price of $1.00 per share, a Board of Directors that includes a majority of independent directors, and an audit committee of at least three independent directors.

Jim Haughton, Senior Vice President and Controller commented: “The move from Nasdaq to the Bulletin Board offers us the opportunity to reduce costs. Additionally, with the recent decline in our stock price below $1.00 per share, our continued listing on Nasdaq would have required us to effect a reverse stock split to increase the per share price of Common Stock, which in many instances leads to an erosion in stockholder value. In light of these considerations, the Company has determined to take the initiative and move to the Bulletin Board.”

The OTC Bulletin Board is a quotation medium for subscribing broker dealers. OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated, closed computer network. Additional information on the OTC Bulletin Board can be found at www.otcbb.com.

About MKTG INC

MKTG INC (NASDAQ: CMKG) is an alternative media and marketing services company headquartered in New York with full service offices in San Francisco, Chicago, and Cincinnati. The company currently serves a variety of the world’s most recognizable brands, and its services include experiential marketing, digital marketing, retail promotions and strategic research and planning. The firm’s programs help its clients profitably connect with consumers and create networks of brand advocates to generate brand awareness and higher sales for its customers. For more information, please visit www.mktg.com.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties, including the risk that broker dealers fail to make a market in the Company’s Common Stock in the over-the-counter market. Forward-looking statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.